RMRG

AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS

THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of the date last written below the signatures of the parties hereto ("Effective Date"), by and between Retail Opportunity Investments Corp and/or assignee ("Buyer") and PPSC, LLC and 15717 Downey Ave LLC ("Seller"), collectively, the "Parties" and individually, a "Party". Buyer shall deposit the sum of Two Hundred Fifty Thousand Dollars ($250,000) ("Earnest Money Deposit") with Escrow Holder within three (3) calendar days following the signing of the Purchase and Sale Agreement ("Agreement"). This sum is a deposit (including any increases pursuant to Paragraphs 3 (Prorations) collectively referred to as the "Deposit") to be applied to the purchase price of the approximately 95,072_square foot shopping center, whose legal description will be made a part as "Exhibit A" hereafter referred to as (the "Property"), located in the City of Paramount, County of Los Angeles, State of California, and more particularly described as follows:

ADDRESS: NWC Downey Avenue & Alondra Boulevard, Paramount, California

APN: 6270-020-040, 6270-020-041, 6270-020-042, 6270-020-043, 6270-020-044, 6270-020-045, 6270-020-

046. 6270-020-046, 6270-020-047, 6270-020-048, 6270-020-049

TERMS AND CONDITIONS

Seller agrees to sell the Property, and Buyer agrees to purchase the Property, on the following terms and conditions:

1)
PURCHASE PRICE: The purchase price for the Property is Eighteen Million One Hundred Forty Thousand Dollars ($18,140,000) (the "Purchase Price"). The balance of the Purchase Price shall be payable in immediately available funds at close of escrow pursuant to the terms stated below.

2)
ESCROW: Upon signing of the Agreement, Seller and Buyer shall open escrow ("Opening of Escrow") withLawyers Title, 4100 Newport Place Drive, Suite #120, Newport Beach, CA 92660, attention: Joy Eaton telephone (949) 724-3145 facsimile (949) 271-5762 ("Escrow Holder") by the deposit of a copy of this Purchase Agreement ("Agreement") with the Escrow Holder. Seller and Buyer agree to prepare and execute such escrow instructions as may be necessary and appropriate to close the transaction based on all terms and conditions of this Agreement. Should said instructions fail to be executed as required, Escrow Holder shall and is hereby directed to cancel escrow pursuant to the terms and conditions of this Agreement. Close of escrow (or the "Closing Date"), which shall mean the date on which the deed transferring title is recorded in the office of the County Recorder of Los Angeles shall occur on or before seven (7) days from the expiration of the "Due Diligence Period" or December 22, 2009 whichever comes first. Escrow fees shall be shared equally by Buyer and Seller. Unless otherwise set forth herein, all other closing costs shall be paid in accordance with the custom in the county in which the Property is located. Contemporaneous with Buyer's execution and delivery of this Agreement, Buyer has delivered to Seller and Seller hereby acknowledges the receipt of One Hundred Dollars ($100.00) ("Independent Contract Consideration"), which amount the parties bargained for and agreed as consideration for Buyer's exclusive right to inspect and purchase the Property pursuant to this Agreement and for Seller's execution, delivery and performance of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and is fully earned and shall be retained by Seller notwithstanding any other provision of this Agreement.

3)
PRORATIONS: Real Property ad valorem taxes, rents, NNN & CAM reconciliation shall be prorated on a calendar year basis as of the Closing Date. All utility accounts shall be closed as of the Closing Date and Seller shall be responsible for all charges for service through the Closing Date. Buyer shall be responsible for reopening and reinstituting utility service following the Closing Date. Within one hundred eighty (180) days following the Closing Date (or such earlier date after the Closing Date when such figures are available), Seller and Buyer shall reprorate real and personal property taxes and other items of income and expenses based upon actual bills or invoices received after the Closing Date (if original prorations were based upon estimates) and any other items necessary to effectuate the intent of the parties that all income and expense items be prorated as provided above in this Section 3. Any reprorated items shall be promptly paid to the party entitled thereto

4)
TITLE: Within five (5) days from the signing of the Agreement, Seller shall procure and cause to be delivered to Buyer, at Seller's cost, a current commitment for title insurance report ("Preliminary Title Report") issued by Lawyers Title, 4100 Newport Place Drive, Suite #120, Newport Beach, CA 92660, attention: Barbie Herndon telephone (949) 724-3161 facsimile (949) 930-9392, (the "Title Company") on the Property together with complete and legible copies of all underlying documents which will remain as exceptions to Buyer's policy of title insurance, including but not limited to, conditions, covenants and restrictions, agreements, deed restrictions, and easements along with a plat map drawn by the title company reflecting the location of all easements and other exceptions affecting the Property which are located of record drawn and identified on the plat map. Buyer shall have ten (10) days from receipt to either approve in writing the exceptions contained in said title report or specify in writing any exceptions to which Buyer reasonably objects. If Buyer objects to any exceptions, Seller shall, within five (5) calendar days after receipt of Buyer's objections, deliver to Buyer written notice that either (i) Seller will, at Seller's expense, remove the exception(s) to which Buyer has objected before the Closing Date or (ii) Seller is unwilling or unable to eliminate said exception(s). If Seller fails to so notify Buyer or states in such notice that it is unwilling or unable to remove any such exception by the Closing Date, Buyer may elect to terminate this Agreement and receive back the entire Deposit, in which event Buyer and Seller shall have no further obligations under this Agreement; or, alternatively, Buyer may elect to purchase the Property subject to such exception(s). Notwithstanding any provision herein to the contrary, Seller shall cause all judgments, deeds of trust, mechanics liens or other financial encumbrances to be removed prior to (or upon) the Closing Date, without the requirement of any notice of objection by Buyer.

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Seller shall convey by Grant Deed to Buyer or to such other person or entity as Buyer may specify prior to the Closing Date marketable fee title subject only to the exceptions approved by Buyer in accordance with this Agreement. Title shall be insured by an owner's standard Title Policy issued by the Title Company in the amount of the Purchase Price with premium paid by Seller. Buyer reserves the right to upgrade the title insurance to acquire endorsements to the title policy at Buyer's expense. Buyer further reserves the right to have the legal description resulting from Buyer's ALTA survey substituted for Exhibit A (attached hereto and made an integral part hereof) and utilize the ALTA legal description for any other forms or documents Buyer requires to complete and record this transaction. Prior to the Closing Date, Seller shall deliver fully executed originals of the Grant Deed and Bill of Sale and General Assignment in form and substance as set forth on Schedule 1.

Buyer reserves the right to assign this Agreement to a newly formed LLC or other legal entity provided Buyer retains a majority ownership interest, in which case Buyer shall be released from its obligations hereunder.

5)	FINANCING CONTINGENCIES: NOT APPLICABLE — ALL CASH.

6)	INSPECTION CONTINGENCIES:

6.1) BOOKS AND RECORDS: To the extent they are in Sellers possession, within three (3) days from the signing of this Agreement, Seller agrees to provide Buyer with legible copies of the rent roll, all leases ("Leases"), service and other contracts ("Contracts"), latest tax bills, CC&R's, Seller Certified Operating Statements for, 2008, and ytd 2009, construction and equipment warranties, Natural Hazard Disclosure (Seller shall procure and cause to be delivered to Buyer from a professional provider the "Natural Hazards Disclosures" which shall mean whether the Property is located within: (1) Special Flood Hazard Area; (2) Dam Failure Inundation Area; (3) Earthquake Fault-Zone; (4) Seismic Hazard Zone; (5) High Fire Severity Area; and/or (6) Wildland Fire Area. Seller represents and warrants that, unless otherwise noted by Seller to Buyer in writing, Seller is unaware of any inaccuracies in the Natural Hazard Disclosures); available environmental reports, available surveys, available building plans and available real estate related documents in Sellers' possession or control (collectively, the "Books and Records").

Buyer shall acknowledge receipt, in writing, of legible copies of the items provided by Seller.

6.2) INSPECTION: Buyer shall have twenty-one (21) calendar days from the signing of this Agreement and the receipt of all the Books and Records defined in 6.1 above to inspect the Property ("Due Diligence Period"), including, but not limited to the title, soil conditions and the presence or absence of hazardous materials on or about the Property and the feasibility of Buyer's intended use of the Property. If Buyer notifies Seller, in writing, on or before the end of the Due Diligence Period that the Property in unsuitable to Buyer for any reason, in its sole discretion, then this Agreement shall be null and void, Buyer's Earnest Money Deposit, net of cancellation fees, if any, shall be returned, and Buyer and Seller shall have no further obligations hereunder. Buyer's failure to remove inspection contingencies will be deemed unapproved and this Agreement will be null and void, Buyer and Seller will have no further obligations to one another and Buyer's Earnest Money Deposit will be returned to Buyer.

During the Due Diligence Period, Buyer shall be permitted the opportunity to conduct any reasonable inspection which Buyer deems necessary upon the Property, at Buyer's sole risk and cost at a reasonable time upon at least one (1) business day prior notice to Seller. Seller shall have the right to have a representative present at all such inspections on the Property. Buyer shall not disturb or interfere with any tenants and all such rights to study, evaluate, inspect, test or investigate any leased premises shall be subject to any applicable tenants' rights pursuant to any Leases. Buyer shall treat all information obtained by Buyer pursuant to the terms of this Agreement as strictly confidential and such obligations shall survive Closing or termination hereof. Buyer acknowledges that Buyer shall inspect, test and investigate or have the opportunity to study, evaluate, inspect, test and investigate the Property during the Due Diligence Period. Buyer shall indemnify and hold Seller harmless from any losses or damages to the Property or to Buyer and its agents arising out of or in connection with any such inspection conducted (the "Inspection Risks") including, without limitation, actions or claims for any damage to any property and any injuries or death to any persons resulting therefrom and reasonable attorney's fees and expenses.

At the conclusion of the Due Diligence Period provided Buyer has approved the inspection and reviewed and approved the Books and Records, Buyer shall deposit an additional $250,000 into escrow (additional Earnest Money Deposit).

6.3) STATE AND LOCAL LAWS: During the Due Diligence Period, Buyer may investigate State and local laws to determine whether the Property must be brought into compliance with minimum energy conservation or safety standards or similar retrofit requirements as a condition of sale or transfer and the cost thereof.

To the best of Seller's actual knowledge, Seller represents and warrants to Buyer that Seller has no actual knowledge, without independent inquiry, of any such conditions, requirements and/or obligations as of the Effective Date of this Agreement.

6.4) CLOSING CONTINGENCIES: If one or more of the following Closing Conditions are not satisfied or waived by Buyer prior to the Closing Date, Buyer may elect to cancel this Agreement and terminate the Escrow upon written notice by Buyer to Seller of such election, whereupon Escrow Holder shall promptly refund to Buyer the Deposit, including any interest:
(a)	There shall have occurred no material adverse change in the physical condition of the Property (defined as a loss exceed $500,000 to repair);
(b)
Seller shall not enter into any new Leases, Contracts or agreements for the Property without Buyer's written consent. Buyer shall approve or disapprove any new Leases, Contracts or agreements submitted by Seller within five (5) calendar days. Buyer shall not unreasonably withhold their consent;

(c)
The Title Company shall be committed to issue to Buyer at the Closing a CLTA Title Policy insuring title to the Property vested in Buyer in the aggregate amount of the Purchase Price subject only to the requirements and title exceptions shown on the title commitment delivered pursuant to Paragraph 4 to which Buyer has not objected. All endorsements thereto are at the sole cost of Buyer, unless purchased by Seller to cure a title exception to which Buyer has objected; and

(d)	Seller shall have performed all of the obligations required to be performed by Seller under this Agreement.

If any of the foregoing conditions have not been satisfied or performed or waived in writing by Buyer during the Due Diligence Period (or, with respect to 6.4(a) through 6.4(d), prior to Closing), Buyer shall have the right, at Buyer's option, either: (i) to terminate this Agreement by giving written notice to Seller on or before the end of the Due Diligence Period, in which event all rights and obligations of Seller and Buyer under this Agreement shall expire, and this Agreement shall become null and void; or (ii) if such failure of condition constitutes a breach of representation or warranty by Seller, constitutes a failure by Seller to perform any of the terms, covenants,

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conditions, agreements, requirements, restrictions or provisions of this Agreement, or otherwise constitutes a default by Seller under this Agreement, to exercise such rights and remedies as may be provided for by law or in equity.

7)	ESTOPPEL CERTIFICATE CONTINGENCY: Buyer hereby instructs Seller to use Sellers standard Estoppel Certificate (attached as "Exhibit B").

Within five (5) days following the Effective Date , Seller shall complete and deliver Estoppel Certificates to Buyer for approval. Buyer's failure to disapprove any Estoppel Certificate within two (2) days after receipt shall be deemed Buyer's approval thereof. Upon the timely disapproval of this condition, the Agreement shall terminate and Buyer's Earnest Money Deposit shall be returned to Buyer. Within two(2) days following Seller's receipt of the completed Estoppel Certificates (the "Final Estoppel Certificates") from Buyer, Seller shall deliver Final Estoppel Certificates to each tenant at the Property. Within two (2) days of the Closing Date, Seller shall collect and return to Buyer executed Final Estoppel Certificates (i) from all anchor tenants (any tenant leasing 10,000 or more rented square footage of the Property) and (ii) representing no less than seventy-five percent (75%) of the remaining rented square footage of the Property. As a Closing condition for Buyer's Benefit: (A) Buyer shall have received the executed Final Estoppel Certificates in at least the percentage referenced above in the form delivered or in such other form as specified by the applicable lease ; and (B) none of the executed Final Estoppel Certificates shall have disclosed any materially adverse information.

If either (a) Seller fails to timely deliver Final Estoppel Certificates from the all anchor tenants and seventy five percent (75%) of the remaining tenants at the Property, or (b) Buyer reasonably disapproves any Final Estoppel Certificate, and Seller cannot cause such tenant(s) to execute substitute Final Estoppel Certificates which are reasonably satisfactory to Buyer prior to the Closing Date, Buyer may either (i) terminate this Agreement by delivering written notice to the Seller and the Escrow Holder of its election of the same, or (ii) delay the Closing Date for up to thirty (30) days to allow Seller additional time to obtain Final Estoppel Certificates from all Property tenants. If either (x) Seller has not delivered Final Estoppel Certificates to Buyer by the end of additional thirty (30) day period, or (y) Buyer reasonably disapproves any Final Estoppel Certificate, and Seller cannot cause such tenant to execute a substitute Final Estoppel Certificate which is reasonably satisfactory to Buyer prior to the Closing Date (as the same may have been extended), Buyer shall have the right to either (AA) terminate this Agreement by delivering written notice to the Seller and the Escrow Holder of its election of the same, or (BB) proceed to the Closing notwithstanding Seller's failure to deliver the missing Final Estoppel Certificates (provided that Seller shall execute and deliver a substitute Final Estoppel Certificates for any such non delivering tenant). If Buyer terminates this Agreement in accordance with the foregoing, the entire Deposit shall be immediately returned to Buyer (without the need for any additional instructions by either party hereto), and thereafter neither party shall have any further rights or obligations hereunder, except as specifically provided in this Agreement.

8)
DEPOSIT TRANSFER: Buyer's deposit shall remain with Escrow Holder until removal of the Inspection Contingencies set forth in Paragraph(s) 4 and 6 hereof. Upon removal of said contingencies, Buyer's deposit of Five Hundred Thousand Dollars ($500,000) ("Earnest Money Deposit") shall become immediately non-refundable and applicable to the Purchase Price. Buyer acknowledges and agrees that, in the event Buyer defaults on this Agreement after removal of contingencies, Buyer's Deposit is non-refundable and is forfeited to Seller. Seller shall hold Buyer's Deposit subject to the remaining terms and conditions of this Agreement. If the Property is made unmarketable by Seller, or acts of God, or Seller should default on this Agreement, the Deposit shall be returned to Buyer.

9)
CONDITION OF PROPERTY: Seller shall maintain the Property in the same manner as it has maintained the Property prior to the date hereof pursuant to its normal course of business, subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.

It is understood and agreed that the Property is being sold "as is"; that Buyer has, or will have prior to the Closing Date, inspected the Property; and that Seller makes no representation or warranty as to the physical condition or value of the Property or its suitability for Buyer's intended use.

Buyer's initials _/s/ ST_____                                   Seller's Initials _/s/ MB___

10)
RISK OF LOSS: Risk of loss to the Property, including without limitation, physical damage or actual or threatened taking, shall be borne by Seller until title has been conveyed to Buyer. In the event that the improvements on the Property are materially destroyed or materially damaged between the Effective Date of this Agreement (defined as a loss exceed $500,000 to repair) and the date title is conveyed to Buyer, or if any portion of the property is taken (or threatened to be taken) by eminent domain, act of terrorism or deed in lieu thereof, Buyer shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively, taking such portion of the Property and improvements as Seller can deliver. Upon Buyer's physical inspection and approval of the Property, Seller shall maintain the Property through close of escrow in the same condition and repair as approved, reasonable wear and tear excepted.

11)	POSSESSION: Exclusive possession of the Property shall be delivered to Buyer on Closing Date

12)	REMEDIES:

Liquidated Damages; Seller's Remedies. IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DO NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY BREACH OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER AS A RESULT THEREOF. THEREFORE, BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER BREACHES THIS AGREEMENT AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AND AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR SUCH BREACH, AN AMOUNT EQUAL TO THAT PORTION OF THE DEPOSIT WHICH HAS BEEN DEPOSITED BY BUYER INTO ESCROW AT THE TIME OF THE BUYER'S BREACH.

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/s/ MB	/s/ ST
SELLER'S INITIALS	BUYER'S INITIALS

Buyer's Remedies. In the event Seller fails to perform its obligations pursuant to this Agreement for any reason, then Buyer shall elect, as its sole remedy, either to: (i) terminate this Agreement by giving Seller written notice of such election on or prior to the Closing Date, in which case (a) the entire Deposit shall be promptly delivered to Buyer and thereafter neither party shall have any further rights or obligations hereunder, except as specifically provided in this Agreement, and (b) Seller shall pay to Buyer an amount equal to its actual out-of-pocket third party costs and expenses incurred in connection with its contemplated acquisition of the Property in an amount not to exceed Fifty Thousand Dollars($50,000); or (ii) enforce specific performance of this Agreement. The remedies set forth in subclauses (i) and (ii) hereinabove are Buyer's sole and exclusive remedies with respect to Seller's default, and Buyer waives any and all other remedies as may be available at law or in equity in connection with such Seller's default (subject, however, to Buyer's right to recover its reasonable attorneys' fees and court costs pursuant to Section 17 below).

/s/ MB	/s/ ST
SELLER'S INITIALS	BUYER'S INITIALS

13)
SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC Section 1031. Seller's contemplated exchange shall utilize a qualified intermediary and shall not impose upon Buyer any additional liability or financial obligation, nor shall Buyer be obligated to enter into any other contracts or agreements (other than acknowledging Seller's assignment of this contract to the qualified intermediary for the purpose of completing the exchange) and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. Seller shall not be relieved from any of its obligations hereunder as a result of its entering into the exchange or assigning its rights to the qualified intermediary, nor shall any time periods hereunder be extended as a result of Seller's exchange. This Agreement is not subject to or contingent upon Seller's ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

14)
BUYER EXCHANGE: Seller agrees to cooperate should Buyer elect to purchase the Property as part of a like-kind exchange under IRC Section 1031. Buyer's contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Buyer's ability to dispose of its exchange property or effectuate an exchange. In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

15)
AGENCY DISCLOSURE: Seller shall pay Capital Real Estate Advisors a real estate commission per their separate agreement at the close of escrow. Each party indemnifies the other with respect to any claim made by any broker, and the party so incurring or causing such claims shall indemnify, defend and hold harmless the other party from any loss or damage, including attorney's fees which said other party suffers because of said claims.

16)	SUCCESSORS & ASSIGNS: This Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto.

17)
ATTORNEYS' FEES: In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, the prevailing party shall be entitled to recover its costs, including court costs, and reasonable attorneys' fees in addition to any other relief to which such party may be entitled up to $50,000. Each party shall be responsible for its own fees and costs above $50,000.

18)	TIME: Time is of the essence of this Agreement.

19)
NOTICES: All notices required or permitted hereunder shall be given to the parties in writing at their respective addresses as set forth below. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to the next business day.

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20)
FOREIGN INVESTOR DISCLOSURE: Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of this Foreign Investment in Real Property Tax Act and regulations promulgated there under as well as any comparable statutes pertaining to sales of real property by non-residents.

21)
ADDENDA: Any addendum attached hereto and either signed or initialed by the parties shall be deemed a part hereof. This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either express or implied, except as set forth herein. Any future modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

22)
ACCEPTANCE AND EFFECTIVE DATE: Buyer's signature hereon constitutes an offer to Seller to purchase the Property on the terms and conditions set forth herein. Unless acceptance hereof is made by Seller's execution of this Agreement and delivery of a fully executed copy to Buyer, either in person or by nationally-recognized overnight delivery service at the address shown below or by facsimile, this offer shall be null and void, the Deposit shall be returned to Buyer, and neither Seller nor Buyer shall have any further rights or obligations hereunder.

The "Effective Date" of this Agreement shall be the date last written below the signatures of the parties hereto.

23)	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

24)	OTHER TERMS AND CONDITIONS:

24.1) All parties to this Agreement agree that a facsimile signature and signing in counterpart are legally binding.

24.2) Buyer and Seller hereby appoint Escrow Agent as, and Escrow Agent agrees to act as, "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e). Escrow Agent shall prepare and file all informational returns, including without limitation, IRS form 1099-S and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e). Escrow Agent shall indemnify, protect, hold harmless and defend Seller, Buyer and their respective attorneys for, from and against any and all claims, actions, costs, losses, liabilities or expenses arising out of or in connection with the failure of Escrow Agent to comply with the provisions of this paragraph section 24.2.

24.3) If any term or provision of this Agreement is determined to be invalid, such invalid term or provision shall be deleted, and the remainder of this Agreement shall continue in full force and effect to the same extent as though the invalid term or provision were not contained herein.

24.4) The parties hereto agree to execute acknowledge and deliver such other documents and instruments as may be reasonably necessary or appropriate to carry out the full intent and purpose of this Agreement.

24.5) Buyer represents and warrants to Seller, with the understanding that Seller is relying on said representations and warranties in entering into this Agreement, that Buyer has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer's creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer's assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer's assets; (v) admitted in writing Buyer's inability to pay its debts as they come due; or (vi) made an offer of settlement, extension, or composition to its creditors generally.

Buyer's initials _/s/ ST_____                                   Seller's Initials _/s/ MB___

24.6) Seller Representations and Warranties:

In consideration of Buyer entering into this Agreement and as an inducement to Buyer to acquire the Property, Seller hereby represents and warrants to Buyer as follows

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A.	Seller is not in monetary default or material non-monetary default under any of such Leases that remains uncured.

B.
To the best of Seller's knowledge there is no pending action, litigation, condemnation or other proceeding against the Property or against Seller (or any of its partners or principals) with respect to the Property. There are no written threats or demands of any litigation, condemnation or other proceeding against the Property or against Seller (or any of its partners or principals) with respect to the Property. To the best of Seller's knowledge, there are no threatened or contemplated actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting the Property or in which Seller is, or will be, a party by reason of Seller's ownership of the Property.

C.
To the best of Seller's knowledge Seller has received no written notice from any governmental authority having jurisdiction over the Property to the effect that the Property is not currently in compliance with applicable laws and ordinances, and Seller has no knowledge that the Property is not currently in compliance with all applicable laws and ordinances.

D.
Other than those which are either (a) cancelable on thirty (30) days' notice without payment of any fees, or (b) expressly assumed by Buyer in writing at the Closing, there are no Contracts or other agreements relating to the Property which will be in force on the Closing Date, and Seller is not in monetary default or material non-monetary default thereunder that remains uncured.

E.
This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller. Seller has the legal capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party.

F.
The rent roll and operating statements that will be provided to Buyer by Seller are complete, true and correct in all material respects. At Closing, Seller will deliver to Buyer an updated, certified rent roll (current to within five (5) days of the Closing Date) that will be complete, true and correct in all material respects.

G.
Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement and the documents referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Seller is a party or affecting the Property.

H.
To the best of Seller's knowledge, there is not any plan, study or effort of any governmental agency which in any way would materially affect the use of the Property for its intended uses or any intended public improvements which will result in any charge being levied against, or any lien assessed upon, the Property.

I.
To the best of Seller's knowledge, (i) Seller has disclosed any and all notices of violations received by the Seller with respect to the Property, (ii) all licenses, approvals, permits and certificates from all applicable governmental authorities or private parties necessary for all Property alterations completed by the Seller were obtained prior to the commencement of such alterations, and (iii) the Property is in compliance with all recorded covenants, conditions, restrictions, easements and agreements affecting the Property.

J.	Seller is not currently obligated to sell the Property to any party or entity other than Buyer, nor do there exist any rights of first refusal or options to purchase the Property.

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For the purposes of this Agreement the terms "to the best of Seller's knowledge" shall mean the actual knowledge of Michael H. Mugel, in his sole capacity as Manager of Seller, without any duty of independent investigation and or confirmation. Seller's representations and warranties set forth herein shall be continuing and shall be true and correct as of the Closing Date with the same force and effect as if remade by Seller in a separate, certificate at that time. The truth and accuracy of Seller's representations and warranties made herein shall constitute a condition for the benefit of Buyer to the Closing Date and shall survive, and shall not merge into, the Closing Date and the recording of the Deed for a period of six (6) months. Seller shall indemnify, defend and hold Buyer harmless from and against any and all claims, demands, liabilities, losses, damages, costs and expenses, including attorney's fees, that may be suffered by or incurred by Buyer if any representation or warranty set forth in this Agreement is untrue or incorrect in any material respect.

24.7) Patriot Act Compliance. To the extent applicable to Seller, to the best of Seller's knowledge, Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title Ill of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "Patriot Act") and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), to the extent such Laws are applicable to Seller. Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

The undersigned Buyer hereby offers and agrees to purchase the above described Property for the price and upon the terms and conditions herein stated.

This offer is made by Buyer to Seller on this 25 day of Nov., 2009. The undersigned Buyer hereby acknowledges receipt of an executed copy of this Agreement.

SELLER'S ACCEPTANCE

The undersigned Seller accepts the foregoing offer and agrees to sell the Property to Buyer for the price and on the terms and conditions stated herein. Seller acknowledges receipt of an executed copy of this Agreement and authorizes Agent to deliver an executed copy to Buyer.

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SELLER:	ADDRESS:	Michelle Bell C/O Robert Clifford Capital Real Estate Advisors
By: /s/ Michelle Bell		11755 Wilshire Blvd., Suite 1800
Los Angeles, CA 90025 310.231.1270 x 233 racwh@earthlink.net
Date

BUYER:	ADDRESS:	Retail Opportunity Investments Corp. 3 Manhattanville Road
By: /s/ Stuart Tanz		2nd Floor
Stuart Tanz CEO		Purchase, New York 10577
Date 11/25/09